SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported): June 18, 2003

                         ONE PRICE CLOTHING STORES, INC.
                        --------------------------------
             (Exact name of Registrant as specified in its charter)

   Delaware                  0-15385                      57-0779028
   --------                  -------                      ----------
(State or other        (Commission File No.)   (IRS Employer Identification No.)
jurisdiction of
incorporation
or organization)

                             Hwy. 290 Commerce Park
                              1875 East Main Street
                          Duncan, South Carolina 29334
          (Address of principal executive offices, including zip code)

                                  (864)433-8888
                                 (Registrant's
                           telephone number, including
                                   area code)


                                      None.
                             (Former name or Former
                                   Address if
                           Changed Since Last Report)












Item 5.  Other Events.

                  On June 18, 2003, One Price Clothing Stores, Inc. (the "Company") announced that it had executed definitive documents, including a Stock Purchase Agreement (the "Stock Purchase Agreement"), with Sun One Price, LLC ("Sun One Price"), an affiliate of Sun Capital Partners, Inc. a Boca Raton-based private investment firm. Pursuant to the Stock Purchase Agreement, upon the satisfaction of certain conditions described below, Sun One Price will acquire 5,119,101 shares of the Company's common stock and 100 shares of the Company's Series A Preferred Stock for a total purchase price of $7.0 million. Upon the closing of the investment, Sun One Price will own 85% of the Company's outstanding capital stock. The Stock Purchase Agreement is filed herewith as
Exhibit 10.1. The description of the Stock Purchase Agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions thereof. The Company also announced that it has reached an agreement in principle with Congress Financial Corporation (Southern) ("Bank") for an increase in its working capital facility from $44.65 million to $54.65 million ("Bank Enhancement Amendment").

         The closing of the equity investment contemplated by the Stock Purchase Agreement and the Bank Enhancement Amendment are both contingent on the Company obtaining certain concessions from its vendors with respect to the Company's accounts payable. In addition, although the terms of the Bank Enhancement Amendment have been agreed to by the Bank and the Company in principle, the closing of the equity investment is subject to finalization and execution of definitive documents evidencing the Bank Enhancement Amendment. In the event the Company is unable to satisfy these closing conditions, neither Sun One Price's equity investment nor the Bank Enhancement Amendment would occur and the Company would be forced to evaluate all of its other options, including other sources of capital for its operating and financing needs. Such capital may be unavailable or available only on unfavorable terms.

         The Company has also entered into that certain First Amendment to Amended and Restated Shareholder Rights Agreement (the "Rights Amendment"), dated as of June 16, 2003, between the Company and Registrar and Transfer Company, as Rights Agent, to provide that the provisions of the Amended and Restated Shareholder Rights Agreement would not be triggered by the execution and delivery of the Stock Purchase Agreement or the consummation of Sun One Price's investment. The Rights Amendment is filed herewith as Exhibit 10.2. The description of the Rights Amendment set forth above does not purport to be complete and is qualified in its entirety by reference to the provisions thereof.

         The Company has issued a press release announcing the execution of the Stock Purchase Agreement. The press release is filed herewith as Exhibit 99.1.

About Sun Capital Partners

         Sun Capital Partners, Inc is a leading private investment firm focused on leveraged buy-outs of market-leading companies that can benefit from its in-house operating professionals and experience. Sun Capital Partners, Inc. has more than $700 million under management and is making new investments through Sun Capital Partners III, LP, a $500 million fund raised in January 2003. Participating in Sun Capital Partners, Inc.'s fund are leading fund-of-fund investors, university endowments, pension funds, financial institutions and high net worth individuals, families and trusts. Sun Capital has invested in approximately 50 companies during the past several years with combined revenues in excess of $7 billion.

About One Price Clothing Stores, Inc.

         The Company operates a national chain of retail specialty stores offering first quality, in-season apparel and accessories for women and children at exceptional values every day. The Company currently operates 574 stores in 30 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands under the One Price & More!, BestPrice! Fashions and BestPrice! Kids brands.

Item 7.  Financial Statements, Pro Forma Financial Information And Exhibits.

(c)    Exhibits

         10.1 Stock Purchase Agreement dated June 18, 2003, by and between Sun One Price and the Company.
         10.2 First Amendment to Amended and Restated Shareholders Rights Agreement dated June 16, 2003 between the Company and Registrar and Transfer Company.
         99.1     Press Release issued on June 19, 2003.


                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      ONE PRICE CLOTHING STORES, INC.



Date:  June 19, 2003                  /s/Leonard M. Snyder
                                      ------------------------------------------
                                      Leonard M. Snyder, Chief Executive Officer